Exhibit 10.2
COMMITMENT LETTER
$200,000,000 Senior Secured Revolving Credit Facility
June 8, 2009
Quiksilver, Inc. and
Quiksilver Americas, Inc.
15202 Graham St.
Huntington Beach, CA 92649
Attention: Joseph Scirocco, Chief Financial Officer
Dear Mr. Scirocco:
     We are pleased to advise Quiksilver, Inc. (the “Parent”) and Quiksilver Americas, Inc. of the agreement of (a) Bank of America, N.A. (“Bank”) and General Electric Capital Corporation (“GECC”) to provide their separate commitments for the financing of a senior secured revolving credit facility in favor of Quiksilver Americas, Inc. and certain of its domestic subsidiaries (collectively, the “Borrower”) in an aggregate principal amount equal to $200,000,000 (the “Facility”) and (b) Banc of America Securities LLC (“BAS”), an affiliate of Bank, and GE Capital Markets, Inc. (“GECM”; collectively, together with BAS, the “Arrangers”), an affiliate of GECC, to seek to arrange for the syndication of the Facility, all as contemplated in this letter and the Summary of Principal Terms and Conditions (the “Term Sheet”) annexed to this letter as EXHIBIT A (including, without limitation, a maturity date of three years from the closing date of the Facility).
     Subject to the terms and conditions set forth in this letter, the Term Sheet, and the fee letter, dated May 21, 2009, among the Borrower, Bank, BAS, GECC and GECM (the “Fee Letter”), Bank’s several commitment under the Facility shall be in an amount equal to $100,000,000 (the “Bank Commitment”) and GECC’s several commitment under the Facility shall be in an amount equal to $100,000,000 (the “GECC Commitment”).
     Bank will act as the sole and exclusive administrative agent for the Facility and Bank and GECC will act as co-collateral agents for the Facility. The Arrangers shall act as joint lead arrangers and joint bookrunners. Each of BAS, Bank, GECC and GECM will have the rights and authority customarily given to financial institutions in such roles, but shall have no duties other than those expressly set forth herein. No additional agents, co-agents or arrangers will be appointed with respect to the syndication of the Facility except with the consent of BAS and Bank.
     BAS intends to commence syndication efforts promptly. The Borrower will actively assist BAS in achieving a Successful Syndication (as defined in the Fee Letter), until such obligation to assist expires pursuant to the terms of the Fee Letter. Such assistance shall include, among other things, (a) making the Borrower’s senior officers, representatives, and advisors available from time to time to attend and make presentations regarding the business of the Borrower at one or more meetings of prospective lenders; (b) providing, and causing its advisors to provide, BAS, Bank, GECC and GECM and other prospective lenders with all such customary financial and other customary information with respect to the Borrower and the transactions contemplated by this letter, including but not limited to customary financial projections and forecasts relating to the foregoing which BAS, Bank, GECC, GECM or any such lender reasonably may request from time to time; and (c) assisting in the preparation of customary marketing materials to be used in connection with the syndication of the Facility.

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     BAS and Bank will, in consultation with the Borrower, manage and control all aspects of the syndication, including decisions as to the selection of proposed additional lenders (which lenders shall be reasonably acceptable to the Borrower, not to be unreasonably withheld) and any titles offered to proposed additional lenders, when commitments will be accepted and the final allocations of the commitments amongst the lenders. It is understood that no lender participating in the Facility will receive compensation from the Borrower in order to obtain its commitment, except on the terms contained herein, in the Term Sheet, and in the Fee Letter.
     To ensure an orderly and effective syndication of the Facility, the Borrower agrees that, from the date hereof until the earlier of (i) the Closing Date or (ii) the occurrence of a Successful Syndication of the Facility (as described above), the Borrower will not, and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt facility within the United States, other than in connection with the Term Loan (as defined in the Term Sheet), without the prior written consent of Bank, BAS, GECC and GECM.
     The Borrower represents and warrants that (i) all written information concerning or affecting Quiksilver, Inc. or any of its subsidiaries (other than the projections described in clause (ii) below, forward-looking information and information of a general economic or general industry nature) that has been or will hereafter be made available to the Bank, BAS, GECC, GECM or any other lender or any potential lender by the Borrower or any of its representatives in connection with the transactions contemplated hereby is or will be when furnished, taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are or were made (after giving effect to all supplements and updates thereto), and (ii) all financial projections that have been or will be prepared by the Borrower and made available to Bank, BAS, GECC, GECM or any other lender or any potential lender have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation thereof, provided that Borrower shall update such projections if any of such underlying assumptions are believed by the Borrower to have changed in any material respect; it being acknowledged that such projections are not to be viewed as facts and the actual results during the period or periods covered by any such projections may differ significantly from the projected results, and no assurance can be given that the projected results will be realized. The Borrower agrees to supplement the information and projections from time to time until the definitive loan documents become effective so that the representations and warranties contained in this paragraph remain correct as of the Closing Date. In providing this letter and arranging for the syndication of the Facility, Bank, BAS, GECC and GECM are relying on the accuracy of the information furnished to them by or on behalf of the Borrower and its subsidiaries without independent verification thereof, it being understood that projections by their nature are inherently uncertain and no assurance is being given that the projected results will be realized.
     The Borrower hereby acknowledges that (a) Bank and BAS will make any information and projections furnished by the Borrower (collectively, the “Company Materials”) available to the proposed syndicate of lenders by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed lenders may be “public-side” lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities (each, a “Public Lender”)). The Borrower hereby agrees that (a) if requested by BAS or Bank, the Borrower will identify that portion of the Company Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet with such Company Materials and that all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the

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first page thereof; (b) by marking Company Materials “PUBLIC” the Borrower shall be deemed to have authorized the Bank, BAS, and the proposed lenders to treat such Company Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Company Materials may be subject to confidentiality requirements; (c) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (d) Bank and BAS shall treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Investor”.
     Borrower hereby acknowledges and agrees that each of the Arrangers may provide to industry trade organizations information with respect to the Facility that is necessary and customary for inclusion in league table measurements.
     The Borrower shall reimburse each of Bank, BAS, GECC and GECM from time to time promptly following written demand for reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence and syndication expenses, including reimbursement of all expenses for field exam, reasonable travel expenses and reasonable and documented fees, disbursements and charges of its counsel (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction) for each of Bank and BAS, on the one hand, and GECC and GECM, on the other hand ), in each instance incurred in connection with the preparation of this letter, the Term Sheet, the Fee Letter and the definitive documentation for the Facility, whether or not the transactions contemplated by this letter are closed; provided that the Borrower’s liability for GECC’s and GECM’s legal fees and expenses for the initial closing of the Facility shall not exceed $100,000. The Borrower shall pay to the Bank and BAS a deposit in the amount of $100,000 to be applied to such expenses of Bank and BAS. In addition, the Borrower agrees to deliver the Bank and BAS from time to time such additional deposits as may be necessary to cover such expenses in excess of such deposit (collectively, the “Deposit”). If the Facility is consummated, then the Deposit, less all such reimbursable expenses, will be applied to closing fees and expenses, and any balance returned to the Borrower. If for any reason, the Facility is not consummated the balance, if any, of the Deposit remaining after payment in full of all reimbursable expenses shall be returned to the Borrower.
     The Borrower agrees to indemnify and hold harmless Bank, BAS, GECC, GECM, each other lender and each of their respective affiliates and their respective officers, directors, employees, agents, attorneys, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this letter or any related transaction or (b) the Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower, or the Borrower’s subsidiaries or affiliates or to the Borrower’s or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as

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opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     Except as required under applicable law or compulsory legal process, the Parent and the Borrower shall maintain as confidential the terms or conditions of this letter, the Term Sheet and the Fee Letter, and the terms, conditions, provisions, and documentation of the Facility; provided, however, it is understood and agreed that the Parent and the Borrower may disclose the existence of this letter (including the Term Sheet) and the Fee Letter after your acceptance of this letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Without limiting the foregoing, (i) this letter, the Term Sheet and the Fee Letter may not be disclosed in whole or in part to any person or entity other than the Parent’s and the Borrower’s respective directors, employees, accountants, attorneys and professional advisors in connection with the establishment of the Facility on a confidential basis, without Bank’s and GECC’s prior written consent, and (ii) the Term Sheet and draft documentation for the Facility may be disclosed on a confidential basis to the lenders and agent in respect of the Term Loan.
     All of the Borrower’s reimbursement, indemnification and confidentiality obligations set forth in this letter, the Term Sheet and the Fee Letter shall remain in full force and effect regardless of whether any definitive documentation for the establishment of the Facility shall be executed and notwithstanding the termination of this letter or any undertaking hereunder, provided that the reimbursement and indemnification provisions shall be superseded in each case by the applicable provisions contained in the definitive documentation upon execution thereof and thereafter shall have no further force and effect.
     The Parent and the Borrower each acknowledges that Bank, BAS, GECC, GECM or their respective affiliates may be providing financing or other services to parties whose interests may conflict with the Parent’s or the Borrower’s. Bank, BAS, GECC and GECM will not furnish confidential information regarding the Parent and its direct and indirect subsidiaries obtained from the Parent of the Borrower to any of their other respective customers or any other person (other than their respective affiliates, attorneys, advisors, appraisers, commercial finance auditors, regulatory authorities and other persons involved in the transactions contemplated hereby) and will treat confidential information relating to the Parent and its affiliates with the same degree of care as they treat their own confidential information. Bank, BAS, GECC and GECM further advise the Parent and the Borrower that they will not make available to the Parent or the Borrower confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, the Parent and the Borrower each agrees that Bank, BAS, GECC and GECM are permitted to access, use and share with any of their respective bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Parent or any of its direct and indirect subsidiaries that is or may come into the possession of Bank, BAS, GECC or GECM or any of such affiliates.
     In connection with all aspects of each transaction contemplated by this letter, the Borrower acknowledges and agrees that: (i) the Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between the Borrower and its affiliates, on the one hand, and Bank, BAS, GECC and GECM, on the other hand, as the case may be, and the Borrower is capable of evaluating and understanding and understands and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the transaction contemplated hereby and the process leading to such transaction, each of Bank, BAS, GECC and GECM is and has been acting

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solely as a principal and, except as expressly set forth in this letter, is not acting as an agent or fiduciary, for the Borrower or any of its affiliates, stockholders, creditors or employees or any other party; (iii) neither Bank, BAS, GECC nor GECM has assumed or will assume an advisory, agency or fiduciary responsibility in the Borrower’s or its affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank, BAS, GECC or GECM has advised or is currently advising the Borrower or its affiliates on other matters) and neither Bank, BAS, GECC nor GECM has any obligation to Borrower or its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter and as may be set forth in definitive documentation for the Facility; (iv) each of Bank, BAS, GECC and GECM and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from the Borrower and its affiliates and Bank, BAS, GECC and GECM have no obligation to disclose any of such interests by virtue of any fiduciary, agency or advisory relationship; and (v) Bank, BAS, GECC and GECM have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Bank, BAS, GECC or GECM with respect to any breach or alleged breach of agency or fiduciary duty with respect to the transactions contemplated hereby.
     The identity of the Borrower is of material importance to Bank, BAS, GECC and GECM. Consequently, this letter may not be assigned or transferred by the Borrower without the prior written consent of Bank, BAS, GECC and GECM, and any attempted assignment without such consent shall be void. This letter and the Term Sheet may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Borrower, Bank, BAS, GECC and GECM. This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.
     Each of Bank, BAS, GECC and GECM reserves the right to employ the services of its affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to its affiliates certain fees payable to it in such manner as it and its affiliates may agree in their sole discretion.
     All amounts payable by Borrower under this letter or the Fee Letter will be made in U.S. dollars and, in any case, shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or other taxing authority, or will be grossed up by Borrower for such amounts.
     This letter, the Term Sheet and the Fee Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by electronic transmission shall be as effective as delivery of an original executed counterpart of this letter.
     This letter shall terminate unless accepted by the Parent and the Borrower on or before 5:00 p.m. (Eastern time) on June 8, 2009 by signing below and returning this letter and the Fee Letter, so signed to Bank.
     If this letter is so accepted, then, subject to the terms and conditions of this letter, Bank, BAS, GECC and GECM would be obligated to enter into the Facility if all conditions precedent thereto are satisfied (as reasonably determined by Bank, BAS, GECC and GECM) on or before June 26, 2009.

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     This letter does not constitute an unconditional commitment to lend. Such a commitment will exist only upon satisfaction of the following: (i) the execution and delivery of definitive loan documents (each in form consistent with this letter and the Term Sheet and otherwise reasonably satisfactory to the Borrower, Bank, BAS, GECC and GECM) on or before June 26, 2009; and (ii) the satisfaction of all conditions precedent described herein or in the Term Sheet on or before June 26, 2009.
     THIS LETTER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. Each of the Borrower, Bank, BAS, GECC and GECM hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this letter, the Term Sheet, the Fee Letter or the performance of services hereunder or thereunder. The Borrower agrees that service of any process, summons, notice or document by registered mail addressed to the Borrower shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the Borrower, Bank, BAS, GECC and GECM hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. EACH OF THE BORROWER, BANK, BAS, GECC AND GECM WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING AMONGST OR BETWEEN THE BORROWER AND/OR BANK, BAS, GECC, GECM OR ANY OTHER LENDER.
     Bank, BAS, GECC and GECM hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), each of Bank, BAS, GECC and GECM and each of the other lenders may be required to obtain, verify and record information that identifies the Borrower, which information may include the Borrower’s name and address and other information that will allow each of Bank, BAS, GECC and GECM and the other lenders to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of Bank, BAS, GECC and GECM and the other lenders.
     This Commitment Letter amends and restates in its entirety the Commitment Letter dated May 21, 2009 among Bank, BAS, GECC, GECM, the Parent and the Borrower.
     From and after the date hereof, all references to the Commitment Letter in the Fee Letter or any other agreement shall be deemed to be references to this Commitment Letter.
     If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to Bank.
[Remainder of page intentionally left blank]

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     We look forward to working with you on this transaction and continuing our mutually beneficial relationship with you.

BANK OF AMERICA, N.A.

By

Name:
Title:

BANC OF AMERICA SECURITIES LLC

By

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By

Name:
Title:

GE CAPITAL MARKETS, INC.

By

Name:
Title:

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The foregoing is agreed to as of
the date first above written:

QUIKSILVER, INC.

By

Name:
Title:

QUIKSILVER AMERICAS, INC.

By

Name:
Title:

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EXHIBIT A
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
$200,000,000 Senior Secured Revolving Credit Facility

June 8, 2009

Borrower:	Quiksilver Americas, Inc. and all domestic subsidiaries which own any assets of the type included in the Borrowing Base (as defined below) (collectively, the “Borrower”).

Guarantors:	Quiksilver, Inc. and all other direct domestic subsidiaries of the Borrower that are not Borrowers (other than immaterial subsidiaries to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents). In addition, each Borrower shall cross guaranty all other Borrowers.

Administrative Agent:	Bank of America, N.A. will act as sole and exclusive administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Joint Lead Arrangers and Joint Bookrunners:	Banc of America Securities LLC (“BAS”) and GE Capital Markets, Inc. (“GECM”; collectively, together with BAS, the “Arrangers”).

Co-Collateral Agents:	Bank of America, N.A. and General Electric Capital Corporation (“GECC”; collectively, in such capacity, the “Co-Collateral Agents”).

Lenders:	Bank of America, N.A., GECC and a syndicate of financial institutions arranged by the Arrangers, which lenders shall be reasonably acceptable to the Borrower, such acceptance not to be unreasonably withheld.

Purpose:	The Facility, in conjunction with the initial proceeds of the Term Loan (defined below), in an initial principal amount equal to $125,000,000, will be used to refinance all of the obligations under that certain Amended and Restated Credit Agreement dated as of June 3, 2005 among the Quiksilver, Inc., Quiksilver Americas, Inc., JPMorgan Chase Bank, N.A. and the other parties thereto, to repay certain other indebtedness of Quiksilver, Inc. and its subsidiaries, to pay related transaction fees and expenses in connection with the refinancing and repayment of indebtedness and for working capital and general corporate purposes of the Borrower.

Facility:	A senior secured revolving credit facility in an aggregate principal amount of $200,000,000 (the “Facility”). The Facility shall include a sublimit of $100,000,000 for the issuance of letters of credit and a swing line loan sublimit of 10% of the aggregate commitments under the Facility.[1]

Increase Option:	Provided that no default or event of default is then existing or would arise therefrom, the Administrative Agent and each of the Lenders agree that the Borrower, at its option, may request, not more than on two (2) occasions and in minimum increments of $25,000,000, that the Facility be increased by an aggregate principal amount not to exceed $50,000,000. Any such increase shall be on the same terms and conditions as the Facility. Any or all of the existing Lenders shall initially have the right of first refusal (but not the obligation) to increase their respective commitments to satisfy the Borrower’s requested increase in the Facility. If the Lenders are unwilling to so increase their commitments, BAS will use its reasonable efforts to obtain one or more financial institutions which are not then Lenders reasonably acceptable to the Borrower to become party to the Facility and to provide a commitment in an amount necessary to satisfy the Borrower’s requested increase in the Facility. The Borrower shall pay BAS, the Administrative Agent and the participating Lenders fees and other compensation as agreed to between the Borrower, BAS, the Administrative Agent or such Lenders, as applicable, in connection with the exercise of the Increase Option.

Borrowing Base:	Credit Extensions under the Facility shall not exceed the lesser of $200,000,000 or the Borrowing Base. The Borrowing Base at any time will be the sum of (a) 85% of the value of eligible credit card receivables of the Borrower, plus (b) 85% of the face amount of the Borrowers’ eligible accounts receivable (other than credit card receivables), plus (c) 85% of the net orderly liquidation value of eligible inventory of the Borrower minus (d) customary reserves established in connection with a good faith determination made in the commercially reasonable credit judgment of the Administrative Agent and the Co-Collateral Agent. Definitions of appraised value, eligible inventory, eligible credit card receivables, eligible accounts receivable, and

[1]	Facility may include a Canadian subfacility on terms reasonably acceptable to Lenders.

reserve levels and categories will be mutually established by the Borrower, the Administrative Agent and the Co-Collateral Agents upon completion of an inventory appraisal and commercial finance examination; provided that those accounts outstanding for 90 days or less from the invoice date (or 120 days or less up to an amount not to exceed [$TBD]) and those accounts not yet overdue by 60 days or less shall be included in eligible accounts receivable, to the extent such accounts satisfy all other eligibility criteria. Without limiting the generality of the foregoing, the definitive documentation shall reflect that each Co-Collateral Agent shall have rights at least as expansive as the rights afforded to the Administrative Agent, any Arranger or any other agent or arranger in the Facility relating to (i) (x) the definition of Availability, Excess Availability, and any component definition of any of the foregoing, (y) the definition of Borrowing Base and any component thereof (including, without limitation, reserves, advance rates, eligibility criteria, reporting requirements and appraisals, examinations and collateral audits) and (ii) the validity, extent, perfection or priority of the liens granted to the Administrative Agent or the Co-Collateral Agents in regards to the Collateral (collectively, “Collateral Issues”), and any provision relating to a Collateral Issue which would otherwise only need to be satisfactory (or, as the case may be, reasonably satisfactory, etc.) to the Administrative Agent or any other agent or arranger shall be deemed to require the consent of or be satisfactory (or, as the case may be, reasonably satisfactory, etc.) to the Co-Collateral Agents. In addition, in the event that the agents under the Facility cannot agree on issues relating to the Borrowing Base, Availability, Excess Availability, Borrowing Base eligibility standards, reserves, advance rates, borrowing base reporting, appraisals or examinations or any other action or determination, the determination shall be made by the agent either asserting the more conservative credit judgment (that is, that would result in the least amount of credit being available to the Borrower) or declining to permit the requested action.

Closing Date:	A mutually agreed upon date to be determined but in any event on or before June 26, 2009.

Maturity Date:	Three years from the Closing Date.

Applicable Margin:	The Applicable Margin shall be the applicable rate per annum set forth in the pricing grid, below, based upon average daily Excess Availability (the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility less outstanding credit extensions) for the immediately preceding fiscal quarter. Initial pricing shall be at Level II and shall remain at Level II for 2 full fiscal quarters after the Closing Date (notwithstanding that the performance measures for Level I may be satisfied; provided that, if the performance measures set forth below for Level III are in effect, pricing shall be at Level III during such period that such performance measures are in effect). The applicable rates shall thereafter be adjusted quarterly in accordance with the pricing grid.

		LIBOR	Base Rate
Level	Excess Availability	Loans	Loans
I	Equal to or greater than 66% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility	4.00%	3.00%
II	Less than 66% but equal to or greater than 33% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility	4.25%	3.25%
III	Less than 33% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility	4.50%	3.50%

Letter of Credit Issuer:	Bank of America, N.A., any other Lender requested by the Borrower and acceptable to the Administrative Agent, or any of their respective affiliates.

Letter of Credit Fees:	(a) Documentary Letters of Credit shall bear a fee equal to the applicable LIBOR Rate Margin payable quarterly in arrears on the average daily balance of Documentary Letters of Credit outstanding; (b) Standby Letters of Credit shall be priced at a fee equal to the applicable LIBOR Rate Margin, payable on the total face amount of each outstanding standby letter of credit, payable quarterly in arrears; (c) a fronting fee shall be payable to the Letter of Credit Issuer in an amount equal to 0.125% per annum for all Letters of Credit quarterly in arrears; and (d) Letter of Credit Issuer’s customary fees and charges in connection with the issuance, negotiation, amendment, and extension of letters of credit shall be payable by the Borrower to the Letter of Credit Issuer. All Letter of Credit fees shall be calculated on the basis of actual number of days elapsed in a year of 360 days.

Default Pricing:	Each level of the Applicable Margin and Letter of Credit Fees shall be increased by 2% per annum.

Borrowing Options:	At the option of the Borrower, borrowings under the Facility shall be at a rate of interest of either (a) the Base Rate plus the Applicable Margin (“Base Rate Loan”), or (b) the LIBOR Rate plus the Applicable Margin (“LIBOR Rate Loan”). LIBOR Rates will be quoted for one, two, three, and six months, but there shall be a 2.0% floor on LIBOR for one-month and two-month LIBOR Rate Loans; provided that Borrower shall be permitted to borrow for one-month or two-month periods at the three-month LIBOR rate. Base Rate Loans shall be available on at least one business day’s prior notice. LIBOR Rate Loans shall require at least three business days’ advance notice. Interest on Base Rate Loans will be due and payable quarterly in arrears. Interest on LIBOR Rate Loans will be payable at the end of each applicable interest period or quarterly in arrears, whichever is earlier. All interest for LIBOR Rate Loans shall be based on a 360-day year and actual days elapsed and all interest on Base Rate Loans shall be based on a 365/366 day year and actual days elapsed. “Base Rate” means the greatest of (1) the Prime Rate announced by the Bank as its “Prime Rate”, (2) the Federal Funds Effective Rate plus 0.50% per annum, or (3) the LIBOR Rate for an interest period of one month plus 1% per annum.

Swing Line Option:	Swing line loans (“Swing Line Loans” ) will be made available by the Administrative Agent on a same day basis in an aggregate amount not to exceed 10% of the aggregate commitments under the Facility. All Swing Line Loans shall bear interest at the Base Rate plus the Applicable Margin.

Unused Line Fee:	The Borrower will pay an unused line fee calculated from the Closing Date of (i) 1.00% per annum on the average daily unused portion of the Facility if less than 33% of the Facility has been used, (ii) 0.75% per annum on the average daily unused portion of the Facility if 33% or more but less than 66% of the Facility has been used and (iii) 0.50% per annum on the average daily unused portion of the Facility if 66% or more than 66% of the Facility has been used and, in each case, payable quarterly in arrears and upon the Maturity Date, and adjusted quarterly. Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Facility.

Optional Prepayments and Commitment Reductions:	The Borrower may repay the loans at any time and from time to time without premium or penalty (other than breakage costs with respect to LIBOR loans, if applicable), in minimum principal amounts and with customary notice requirements to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents.

The Borrower may reduce the unutilized portion of the commitments in respect of the Facility at any time and from time to time, without premium or penalty, in minimum principal amounts to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents and subject to customary notice requirements to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents.

Mandatory Prepayments:	If at any time the sum of borrowings under the Facility exceeds the lesser of (i) the Borrowing Base as in effect at such time and (ii) the amount of the aggregate commitments under the Facility as in effect at such time, prepayments of loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

Additional Fees:	Payable in the amounts and at the times set forth in the Fee Letter of even dated herewith.

Security:	The Facility (and all cash management services and other bank products provided to any of the Borrower or Guarantors by any of the Lenders or their affiliates) will be secured by a first priority (subject to exceptions to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents) perfected security position on all inventory and accounts of the Borrower and Guarantors, together with all general intangibles (exclusive of intellectual property subject to a first priority lien to secure the Term Loan) relating to inventory and accounts, all contract rights under agreements relating to inventory and accounts, all documents relating to inventory, all supporting obligations and letter-of-credit rights relating to inventory and accounts, all instruments evidencing payment for inventory and accounts;

all money, cash, cash equivalents, securities and other property of any kind held directly or indirectly by the Co-Collateral Agents or any Lender; all deposit accounts, credits, and balances with any financial institution with which the Borrower maintains deposits and which contain proceeds of or collections on, inventory and accounts; all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and all proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, subject to exceptions and liens to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents.

The Facility will also be secured by (a) a second priority perfected security position on substantially all other personal property of the Borrower and the Guarantors, subject to exceptions and liens to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents and (b) a second priority pledge of the direct and indirect ownership interest in each direct domestic subsidiary (and each Canadian foreign subsidiary, to secure obligations under the contemplated Canadian sub-facility, if any) of the Borrower and each Guarantor. The Co-Collateral Agents shall enter into an intercreditor agreement with the agent for holders of a first priority lien on such other assets which intercreditor agreement shall be on terms and conditions reasonably satisfactory to the Co-Collateral Agents and which shall in any event provide that the Co-Collateral Agents shall have the right to utilize, at no cost or expense, such properties of the Borrower and Guarantors (including without limitation intellectual property) to the extent necessary to sell, lease or otherwise dispose of the inventory and accounts after an event of default (collectively, the “Collateral”).

Notwithstanding the foregoing, but subject to Sections 9-406 through 9-408 of the Uniform Commercial Code, the security arrangements shall not include Collateral to the extent (i) prohibited by applicable law, (ii) constituting leaseholds, (iii) constituting vehicles and other assets subject to certificate of title, (iv) constituting interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties, (v) those assets over which the granting of a security interest is such assets would be prohibited by contract or (vi) otherwise mutually agreed upon by the Borrower, the Administrative Agent and the Co-

Collateral Agents.

Cash Management:	If, at any time, (a) Excess Availability is less than (i) 20.0% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility for 3 consecutive Business Days, or (ii) $30,000,000 for 3 consecutive Business Days, (b) an Event of Default exists, or (c) the failure to either (i) refinance the indebtedness owing by Pilot SAS (a wholly-owned indirect subsidiary of Quiksilver, Inc.) to Crédit Lyonnais SA, BNP Paribas SA and Société Générale SA pursuant to that certain unsecured credit agreement dated as of March 14, 2008 (the “Pilot SAS Indebtedness”) or (ii) enter into a binding commitment satisfactory to the Administrative Agent and the Co-Collateral Agents to refinance the Pilot SAS Indebtedness (such refinancing to close by no later than the maturity date thereof then in effect), in each case by no later than that date which is fifteen (15) days prior to the maturity date of the Pilot SAS Indebtedness then in effect (each, a “Cash Dominion Event”), all cash receipts (subject to exceptions to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents) shall be forwarded to a deposit account which is subject to a control agreement in favor of the Co-Collateral Agents or to a concentration account maintained by the Co-Collateral Agents with Bank of America, N.A. and such receipts shall be applied daily in reduction of the obligations under the Facility. The occurrence of a Cash Dominion Event shall be deemed continuing at any time (x) when an Event of Default is continuing or, (y) if such Cash Dominion Event has occurred due to the failure by the Borrower to maintain Excess Availability as set forth in clause (a) above, notwithstanding that Excess Availability may thereafter exceed the amount set forth in clause (a) above, unless and until Excess Availability exceeds such amounts for 60 consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing; provided that a Cash Dominion Event shall be deemed continuing (even if Excess Availability exceeds the required amounts for 60 consecutive days) if a Cash Dominion Event has occurred and been discontinued on 3 occasions during the term of the Facility and (z) if such Cash Dominion Event has occurred due to events described in clause (c) above, until such time as the Pilot SAS Indebtedness has been refinanced, or a satisfactory binding commitment to refinance the Pilot SAS Indebtedness (such refinancing to close by no later than the maturity date thereof then in effect) has been entered into.

The definitive documentation for the Facility shall provide that, so long as any advances or letters of credit are outstanding under the Facility, Borrower shall not permit cash in an aggregate amount in excess of 10% of the Borrowing Base as then in effect (other than (i) “store” cash, cash held in local, non-concentration deposit accounts, cash in transit between stores and depository accounts and cash receipts from sales in the process of inter-account transfers, in each case as a result of the ordinary course operations of the Borrower, and (ii) to the extent necessary for the Borrower and Guarantors to satisfy in the ordinary course of their business the current liabilities incurred by them in the ordinary course of their business and without acceleration of the satisfaction of such current liabilities) to accumulate and be maintained in depository accounts of the Borrower and the Guarantors.

Representations and Warranties:	Usual and customary for facilities of this type, with exceptions, qualifications and materiality to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents, including, without limitation, the following: (i) corporate status; (ii) corporate power and authority and enforceability; (iii) no material violation of, or conflicts with, law, material contracts (if any, to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents) or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information, and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets (including intellectual property and licenses), free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) labor matters; (xiii) status and adequacy of insurance; (xiv) status of subsidiaries and perfected liens, security interests and charges; (xv) solvency; (xvi) payment of taxes; (xvii) indebtedness and liens; (xviii) compliance with applicable laws; (xix) no default; (xx) licenses and permits; (xxi) owned and leased business locations; and (xxii) lines of business. In addition, the security documents shall contain representations and warranties with respect to the Collateral which are usual and customary for transactions of this type.

Other Covenants:	Usual and customary affirmative and negative covenants applicable to the Borrower and each Guarantor and their subsidiaries appropriate to facilities of this type (with customary grace periods, baskets and materiality qualifiers to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents) to include, without limitation, the following:

a) Usual and customary financial reporting requirements, including monthly Borrowing Base certificates (unless Excess Availability is less than (i) 20.0% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility, or (ii) $30,000,000, in which case Borrowing Base Certificates will be furnished weekly)(to the extent possible, to include information regarding inventory), monthly (commencing with the first month after the first full six months ending after the Closing Date) (such monthlies to be in a format to be mutually determined), quarterly and annual collateral and financial reporting requirements, compliance certificates, and annual business plans and forecasts.

b) (i) Notices of defaults, notices of litigation and proceedings, environmental actions and liabilities and ERISA and tax events and liabilities, of changes in accounting or financial reporting practices, organizational structure, and other business and financial information as the Administrative Agent or any Lender shall reasonably request through the Administrative Agent; (ii) payment of taxes and other obligations; (iii) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (iv) maintenance of properties and equipment; (v) maintenance of appropriate and adequate insurance; (vi) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) compliance with laws and material contracts; (viii) use of proceeds; and (ix) further assurances, additional subsidiary guaranties and collateral and perfection and priority of security interests.

c) Field examinations and inventory appraisals will be conducted on an ongoing basis at the reasonable discretion of the Administrative Agent or any Co-Collateral Agent. The Borrower shall be required to pay the fees and expenses for only two examinations/appraisals per year; provided that such limit shall be increased to three per year if Excess Availability is less than (i) 30% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility for 3 consecutive Business Days, or (ii) $45,000,000 for 3 consecutive Business Days. In addition to the foregoing, the Administrative Agent or any Co-Collateral Agent may undertake additional exams and appraisals at any time at its own expense and may undertake such exams and appraisals as it deemed necessary, at the Borrower’s expense, while an Event of Default exists.

d) Limitations on (i) indebtedness, guarantees, or other contingent obligations; (ii) liens, investments, loans, permitted acquisitions, joint ventures, other investments, asset divestitures, dividends and distributions, other restricted payments and prepayments, redemption or repurchase of indebtedness, and transactions with affiliates; (iii) material changes in the nature of business; (iv) mergers and consolidations; (v) changes of fiscal year or amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement; (vi) limitations on intercorporate transfers; (vii) sale/leaseback transactions; (viii) granting negative pledges; (ix) impairment of security interests and (x) changes in accounting policies or reporting practices. All of the foregoing will be subject to such exceptions and qualifications as the Borrower and the Lenders may mutually agree in the definitive documentation; provided, however, that limitations on foreign subsidiary indebtedness and liens shall be no more restrictive than the limitations set forth in the Borrower’s existing credit agreement and shall permit the grant of liens on intellectual property assets owned by foreign subsidiaries. In any event, subject to other limitations provided therein, the definitive documentation shall permit the Borrower to (A) pay cash dividends and repurchase its capital stock if, after giving effect to any such dividend or repurchase, the Borrower shall have certified, and shall have delivered supporting documentation reasonably satisfactory to the Administrative Agent, that Excess Availability is greater than (i) 30% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility immediately preceding, and on a pro forma on the date thereof and projected basis for the 12 months following, such dividend or repurchase, and (ii) $45,000,000, and Borrower’s minimum Fixed Charge Coverage Ratio (to be defined in a manner to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents), calculated on a trailing 12 month basis, is greater than 1.25:1.0, immediately preceding, and on a pro forma on the date thereof and projected basis for the 12 months following, such dividend or repurchase, and (B) make acquisitions and other investments and repurchase debt (in addition to other carve-outs (not subject to the following conditions) for repurchases or redemptions of Quiksilver, Inc.’s existing senior notes in a manner to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents) if, after giving effect to any such acquisition, investment or repurchase, the Borrower shall have certified, and shall have delivered supporting documentation reasonably satisfactory to the Administrative Agent, that Excess Availability is greater than (i) 30% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility immediately preceding, and on a pro forma on the date thereof and projected basis for the 12 months following, such acquisition, other investment or repurchase, and (ii) $45,000,000, and Borrower’s minimum Fixed Charge Coverage Ratio (to be defined in a manner to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents), calculated on a trailing 12 month basis, is greater than 1.1:1.0, immediately preceding, and on a pro forma on the date thereof and projected basis for the 12 months following, such acquisition, other investment or repurchase.

e) Usual and customary restrictions on investments in, loans to and distributions to non-Guarantor subsidiaries and affiliates.

f) In addition, the security documents shall contain covenants with respect to the Collateral which are usual and customary for transactions of this type.

Financial Covenants:	a) If, at any time, Excess Availability is less than (i) 15% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility, or (ii) $30,000,000, then the Borrower will be required to maintain a minimum Fixed Charge Coverage Ratio (excluding operations of Europe and Asia Pacific, to be defined in a manner to be mutually agreed upon by the Borrower, the Administrative Agent and the Co-Collateral Agents), calculated on a trailing 12 month basis, of 1.1:1.0 until Excess Availability again equals or exceeds each of such thresholds for 60 consecutive calendar days.

b) Minimum Excess Availability shall at all times be in excess of 7.5% of the lesser of the Borrowing Base and the amount of the aggregate commitments under the Facility, it being agreed that the Minimum Excess Availability requirement may be amended or waived with majority Lender consent.

Events of Default:	Usual and customary for facilities of this type, and to include, without limitation, failure to pay any interest or principal when due, failure to comply with covenants, material misrepresentations, insolvency, bankruptcy, cross defaults with material indebtedness and material agreements (with a material adverse effect standard), change of control, adverse judgments, and ERISA defaults, with appropriate grace periods, exceptions, materiality, and baskets to be negotiated.

Conditions Precedent:	Closing of the Facility shall be conditioned upon satisfaction of the following conditions and the conditions described in the letter agreement to which this Term Sheet is attached:

(a) Preparation, execution and delivery of definitive documentation with respect to the Facility consistent with the terms hereof and reasonably satisfactory to the Administrative Agent, BAS, the Lenders and the Borrower.

(b) Administrative Agent shall have received such customary corporate resolutions, certificates and other corporate documents as the Administrative Agent or any Co-Collateral Agent shall reasonably request.

(c) All necessary consents and approvals, if any, to the Facility shall have been obtained.

(d) Administrative Agent and the Co-Collateral Agents shall have received the preliminary, or final if available, quarterly financial statements of the Borrower and its subsidiaries for the fiscal quarter ending April 30, 2009, reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents, consisting of balance sheets, income statements, and cash flow statements.

(e) Administrative Agent and the Co-Collateral Agents shall have received an updated business plan prepared by management of the Borrower consisting of consolidated balance sheets, statements of income or operations and cash flows and borrowing availability forecast of the Borrower and its Subsidiaries (excluding foreign subsidiaries other than Canadian subsidiaries and the Mexican and Brazilian joint ventures) on a quarterly basis for the immediately following fiscal year.

(f) Each of the Administrative Agent and the Co-Collateral

Agents shall have completed reasonably satisfactory background checks on the Parent, the Borrower and their management.

(g) No event shall have occurred after October 31, 2008 that would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, assets, or business of the Borrower and Guarantors.

(h) There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower threatened, in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, assets, or business of the Borrower and Guarantors or would reasonably be expected to have a material adverse effect on the Facility or the transactions contemplated thereby.

(i) After giving effect to the consummation of the transactions contemplated on the Closing Date, no Event of Default shall then exist.

(j) All costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation described in this Term Sheet and the Fee Letter to be payable by the Borrower shall have been paid to the extent due.

(k) Receipt by the Administrative Agent of legal opinions of counsel to the Borrower reasonably satisfactory in form and substance to the Administrative Agent and the Co-Collateral Agents.

(l) The Co-Collateral Agents shall have received (in form for filing) all required financing statements, and obtained all such control agreements with respect to deposit accounts (which control agreements (i) may be completed within 10 days after the Closing Date, which grace period may be extended to 30 days after the Closing Date for selected deposit accounts acceptable to the Co-Collateral Agents or may be reduced or eliminated by the Co-Collateral Agents if the maturity date of the Pilot SAS Indebtedness is within 20 days of the Closing Date, and (ii) shall be subject to such exceptions as may be acceptable to the Co-Collateral Agents), and shall have given all such notices, as may be necessary for the Co-Collateral Agents to perfect their security interest in the Collateral for themselves and for the benefit of the Lenders and the

Administrative Agent and to assure their first, or second, as applicable, priority status therein.

(m) Borrower shall have entered into and received proceeds of a term loan (the “Term Loan”), in a minimum amount of $125,000,000, on terms and conditions substantially the same as those set forth in the term sheet in respect thereof dated as of June 8, 2009 or as otherwise reasonably acceptable to the Administrative Agent and the Co-Collateral Agents, including without limitation, execution of an intercreditor agreement on terms and conditions reasonably satisfactory to the Co-Collateral Agents.

(n) After giving effect to the consummation of the transactions contemplated on the Closing Date and the credit extensions made under the Facility on the Closing Date Excess Availability shall be not less than $90,000,000.

(o) Administrative Agent shall have received, and be reasonably satisfied with, evidence of the Borrower’s insurance, together with such customary endorsements as Administrative Agent or any Co-Collateral Agent may reasonably require.

(p) No material changes in governmental regulations or policies affecting the Borrower or its subsidiaries, or the Administrative Agent or Lenders shall occur prior to the Closing Date.

(q) The Borrower shall not have executed a sale agreement with respect to the DC Shoes business.

(r) The Co-Collateral Agents shall have received all reasonably required UCC, tax lien and litigation searches relating to the Borrower the Guarantors and such results shall indicate the absence of liens on the assets of the Borrower and the Guarantors, except for liens permitted under the definitive documentation for the Facility and liens for which termination statements and releases are being tendered concurrently with the closing of the Facility or other arrangements reasonably satisfactory to the Co-Collateral Agents for the delivery of such termination statements and releases have been made.

(s) The Co-Collateral Agents shall have concluded with results reasonably satisfactory to them all background checks and other investigations to ensure compliance with the USA

Patriot Act, anti-money laundering laws and other applicable laws and regulations.

(t) The Co-Collateral Agents shall have received the results of, patent, trademark and copyright searches conducted in the United States Patent and Trademark Office and the United States Copyright Office, relating to the Borrower the Guarantors and such results shall indicate the absence of liens on the patents, trademarks and copyrights of the Borrower and the Guarantors, except for liens permitted under the definitive documentation for the Facility and liens for which releases are being tendered concurrently with the closing of the Facility or other arrangements reasonably satisfactory to the Co-Collateral Agents for the delivery of such releases have been made.

Expenses:	The Borrower will pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Co-Collateral Agents and BAS associated with the arrangement of the Facility and the preparation, negotiation, syndication, execution, delivery and administration of the definitive documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of a single law firm for each such agent or BAS, auditors and appraisers, the charges of IntraLinks and the charges for any field exams); provided that the Borrower’s liability for GECC’s and GECM’s legal fees and expenses for the initial closing of the Facility shall not exceed $100,000, (ii) all out-of-pocket expenses of the Administrative Agent and the Co-Collateral Agents (including the reasonable and documented fees, disbursements and other charges of a single law firm for each such agent) in connection with the enforcement of the definitive documentation or in any bankruptcy case or insolvency proceeding and (iii) the reasonable and documented fees, disbursements and other charges of one law firm for the Lenders (other than the Administrative Agent and the Co-Collateral Agents) in connection with any matter referred to in clause (ii) above.

Administrative Agent’s Counsel:	Riemer & Braunstein, LLP

Governing Law:	State of New York

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